SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.________)*


                    Town & Country Corp.
             -----------------------------------------------------
                                (Name of Issuer)

                    Preferred
             -----------------------------------------------------
                         (Title of Class of Securities)

                    892027400
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 892027400               13G                    Page 2 of 4 Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Northeast Investors Trust
       04-6012886

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Boston, MA


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            303,919
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             303,919
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       -0-

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    303,919
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    12%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

                    IV


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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                   Page 3 of 4 Pages





Item 1.     (a)  Town & Country Corp.

            (b)  25 Union Street, Chelsea, MA 02150

Item 2.     (a)  Northeast Investors Trust

            (b)  50 Congress Street, Boston, MA 02109-4096

            (c)  Massachusetts

            (d)  Preferred Stock

            (e)   892027400

Item 3.     (d)   [X]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

                                      13-G                   Page 4 of 4 Pages



Item 4.   (a) 303,919


          (b)  12%


          (c)  303,919


               (ii)   -0-


               (iii) 303,919


               (iv)  -0-



            (d) Shares which there is a right to acquire:
                                                         ----------------------.



Item 5.    N/A

Item 6.    N/A

Item 7.    N/A

Item 8.    N/A

Item 9.    N/A

Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:


----------------------------------
                      (Signature)*

Robert B. Minturn, Jr.  Trustee
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).